Exhibit 99.1

PROG Holdings, Inc. Announces Appointment of Vin Thomas as General Counsel and Corporate Secretary

SALT LAKE CITY, April 19, 2022 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Vive Financial, and Four Technologies, today announced that Vin Thomas has been appointed by the Board of Directors to serve as the Company’s General Counsel and Corporate Secretary. Mr. Thomas will be replacing Marvin Fentress, who will be retiring as General Counsel and Corporate Secretary effective as of May 31, 2022.
“Vin is a seasoned lawyer with extensive general counsel experience in our industry,” said PROG Holdings President and CEO Steve Michaels. “With his proven track record of managing and advising on legal and regulatory compliance risks, litigation and complex corporate and capital markets transactions, Vin will play a key role in advancing the Company’s strategic initiatives. We are excited to have him join the PROG Holdings team.”
Mr. Thomas has most recently served as Chief Legal Officer and Corporate Secretary of CURO Group Holdings Corp., an NYSE-listed, technology-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the United States and Canada. Prior to joining CURO, Mr. Thomas served as General Counsel and Assistant Secretary at TMX Finance LLC from 2009 to 2014. Prior to joining TMX Finance, Mr. Thomas was in the private practice of law.
“On behalf of the entire organization, we want to thank Marvin for his 10 years of dedicated service to the Company,” continued Mr. Michaels. “Marvin will be greatly missed, and we wish him all the best in his retirement.”
About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Vive Financial, an omnichannel provider of second-look revolving credit products, and Four Technologies, provider of Buy Now, Pay Later payment options through its platform, Four. More information on PROG Holdings' companies can be found at https://www.progholdings.com.

Investor Contact
John A. Baugh, CFA
Vice President, Investor Relations
john.baugh@progleasing.com

Media Contact
Mark Delcorps
Director, Corporate Communications
media@progleasing.com